Exhibit 99.1

FORM 3 JOINT FILER INFORMATION

Name of
“Reporting Persons”:	Skyline Venture Partners V, L.P. (“SVP V”)
Skyline Venture Management V, LLC (“SVM V”)
John G. Freund (“Freund”)

Address:	c/o Skyline Venture Partners
525 University Avenue
Palo Alto, California 94301

Designated Filer:	Skyline Venture Partners V, L.P.

Issuer and
Ticker Symbol:	MAKO Surgical, Corp. (MAKO)

Date of Event:	October 28, 2008

Each of the following is a Joint Filer with SVP V and may be deemed to share indirect beneficial ownership in the securities set forth on the attached Form 3:

SVM V serves as the sole General Partner of SVP V, has sole voting and investment control over the respective shares owned by SVP V, and may be deemed to own beneficially the shares held by SVP V. SVM V, however, owns no securities of the Issuer directly.  Freund is the sole Managing Director of SVM V and has voting and dispositive power over the shares held by SVP V.  Freund disclaims beneficial ownership of the shares reported herein, except to the extent of his respective pecuniary interest therein.

Each reporting person disclaims beneficial ownership of the shares reported herein, except to the extent of his respective pecuniary interest therein.  The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, or otherwise, any of the Reporting Persons are the beneficial owner of all of the equity securities covered by this statement.

Each of the Reporting Persons listed above has designated Skyline Venture Partners V, L.P. as its designated filer of Form 3 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.

SKYLINE VENTURE MANAGEMENT V, LLC

By:	/s/ John G. Freund
John G. Freund, Managing Director

/s/ John G. Freund
John G. Freund